SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12
ROBERT HALF INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)
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ROBERT HALF INTERNATIONAL INC.
Annual Meeting of Stockholders
May 23, 2018

SUPPLEMENTAL PROXY INFORMATION

Effective May 14, 2018, Robert Half International Inc. (the “Company”) released the following talking points concerning the advisory vote to approve executive compensation.
Say-on-Pay Talking Points
Realized Pay for 2017 for our CEO was only $6.0 million of the $8.8 million total compensation shown in the proxy due to the forfeiture of 50% of the 3-year LTI performance shares. This happened under the plan design provisions that subjected the shares to a 3-year relative TSR condition (see below).
ISS and Glass Lewis recommend a FOR vote on say-on-pay.
Both overcame quantitative concerns about pay/performance alignment:

A.	Concern resulted from volatile TSR, not spike in pay (which is relatively flat for past 3 years).

B.	Plan design provisions required 50% LTI forfeiture based on 3-year relative TSR performance.
Plan Design

1.	94% of total compensation is tied directly to performance (base pay is 6%).

2.	Base salaries have not changed in 19 years.

3.	STI is tied to rigorous revenue and net income targets set at Wall Street Consensus amounts that have been met 5 times and missed 5 times in the last 10 years.

4.	STI target pay has not changed in 5 years.

5.	LTI shares are 100% performance based: no shares vest based solely on time.

6.
LTI shares are tied to EPS and 3-year TSR and/or ROIC relative to a basket of 100 commercial services firms (GICS 2020). EPS performance vs target can only result in downside adjustments - no upside and all shares are forfeited if actual EPS is less than 50% of target.

Performance

7.	All-time high revenues and cash flow in 2017.

8.	ROIC among the highest of all U.S. service companies - 29% for 2017 and 24% 10-year average.

9.	Dividend has grown 12% annually since 2004 inception and share repurchases have reduced share count by 24% in the last 10 years - all funded with internal cash flow - no debt.

10.	Ranked 1st by FORTUNE magazine in our industry with 20 consecutive annual appearances on “Most Admired Companies” list.

11.	TSR: 2013: 34%, 2014: 41%, 2015: -18%, 2016: 5%, 2017: 16%, LTM 2018: 33%.
CEO Pay Ratio

12.
In 2017, we had 17,000 full-time employees and placed 211,000 temporaries on assignments with clients. These temporary employees are also considered our legal employees. On average, temporary employees work approximately 3 months of the year, yet the pay ratio calculation under Item 402(u) of Regulation S-K does not allow their pay to be annualized. Excluding the temporary employees from the calculation reduces the CEO Pay Ratio from 507:1 to 141:1, which we believe is a more accurate representation.